UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 7, 2010

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices)

(425) 354-5038

Registrant’s telephone number, including area code

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 7, 2010, AVI BioPharma, Inc. (the “Company”) held its 2010 Annual Meeting of the shareholders (the “Annual Meeting”) at which the shareholders voted upon (i) the re-election of Mr. William Goolsbee and Dr. Gil Price as Class I directors and the election of Mr. Chris Garabedian and Dr. Hans Wigzell as Class I directors to the Company’s Board of Directors, each for a two-year term, and (ii) ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.

The shareholders elected each of the directors and director nominees and approved the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.

The Company had 110,374,160 shares of Common Stock outstanding as of March 31, 2010, the record date for the Annual Meeting. At the Annual Meeting, holders of a total of 81,408,835 (73.76%) shares of Common Stock were present in person or represented by proxy. The following sets forth information regarding the results of the voting at the Annual Meeting:

Proposal 1: The shareholders voted to elect the following individuals as Class I directors for a two-year term as follows:

Nominees	For	Withheld	Broker Non-Votes

Mr. William Goolsbee	29,468,820	1,362,644	50,577,371

Dr. Gil Price	29,817,292	1,014,172	50,577,371

Dr. Hans Wigzell	30,287,239	544,225	50,577,371

Mr. Chris Garabedian	29,536,692	1,294,772	50,577,371

Proposal 2: A proposal to approve KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 was adopted with the votes shown:

For	Against	Abstain

79,498,694	1,682,461	227,680

Item 8.01 Other Events.

Following the Annual Meeting, the Company’s Board of Directors appointed Mr. William Goolsbee Chairman of the Board of Directors.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on June 10, 2010.

AVI BioPharma, Inc.

By:	/s/ J. David Boyle II

J. David Boyle II
Interim President and Chief Executive Officer, and Senior Vice President and Chief Financial Officer